Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors

AB&T Financial Corporation

We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by AB&T Financial Corporation in connection with registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the AB&T Financial Corporation 2005 Stock Incentive Plan and the AB&T Financial Corporation 2005 Nonstatutory Stock Option Plan of our report dated March 24, 2008 which is included in AB&T Financial Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/ Elliott Davis, PLLC

Elliott Davis, PLLC

Columbia, South Carolina
February 20, 2009